Exhibit 5.5

[PINHEIRO NETO ADVOGADOS LETTERHEAD]

São Paulo, 25 February, 2003

Ladies and Gentlemen:

We have acted as special Brazilian counsel to Nextel S.A., Nextel Telecomunicações Ltda., Promóbile — Telecomunicações Ltda., Telemóbile - Telecomunicações Ltda., Master – Tec Telecomunicações Indústria e Comércio de Produtos Electrônicos Ltda. and Telecomunicações Brastel S/C Ltda. (collectively hereinafter simply referred to as the “Guarantors”) in connection with the Registration Statement on Form S-1, as amended (File No. 333-102077) (the “Registration Statement”), filed by NII Holdings, Inc., a Delaware corporation (“NII Holdings”), and NII Holdings (Cayman), Ltd., a Cayman Islands corporation (“NII Holdings Cayman”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of (i) 11,461,283 shares of Common Stock, $0.001 par value per share, of NII Holdings, (ii) $98,219,990 initial principal amount of 13% Senior Secured Discount Notes due 2009 of NII Holdings (Cayman) (the “Notes”) and (iii) the guarantees of the obligations of NII Holdings (Cayman) under the Notes by the guarantors, including the Guarantors (collectively the “Guarantees,” and each a “Guarantee”). The notes to be registered were issued pursuant to the Indenture, filed as Exhibit 4.1 to the Registration Statement (the “Indenture”), among NII

To:

NII Holdings, Inc. and NII Holdings (Cayman) Ltd.,
10700 Parkridge Blvd., Suite 600,
Reston, Virginia, USA,
VA 20191.

Holdings (Cayman), the guarantors named therein, including the Guarantors, and the trustee thereunder.

We advise you that we have examined originals or copies certified to our satisfaction of the Indenture, the bylaws or articles of association, minutes of the board of directors or quoteholder’s meeting, as the case may be, and such other corporate records, documents and instruments as we deem advisable and proper.

Opinion

Based upon the foregoing, we are of the opinion that:

(1)       Each of the Guarantors is a limited liability quota company (sociedade por quotas de responsabilidade limitada), except for Nextel S.A., which is a corporation (sociedade anônima), duly formed and existing under the laws of the Federative Republic of Brazil (“Brazil”).

(2)       All necessary corporate action required to be taken pursuant to the laws of Brazil by the Guarantors to authorize the issue and giving by the Guarantors of their Guarantees in accordance with the provisions of the Indenture has been taken by or on behalf of the Guarantors.

(3)       There are no taxes, duties or other charges payable to or chargeable by the Government of Brazil, or any authority or agency thereof in respect of the issue of the Guarantees.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

PINHEIRO NETO ADVOGADOS

By	/s/ PINHEIRO NETO ADVOGADOS